UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 26, 2012

Warwick Valley Telephone Company
(Exact name of registrant as specified in its charter)

New York	0-11174	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick, New York		10990
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	845-986-8080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 26, 2012, Warwick Valley Telephone Company (the “Company”) entered into an amendment (the “Amendment”) to the Lock-Up and Put Agreement dated October 21, 2011 (the “Lock-Up Agreement”) by and between the Company and David Cuthbert, the Company’s President and Chief Operating Officer. Pursuant to the terms of the Lock-Up Agreement, the members of Alteva, LLC (now Avetla, LLC) agreed to certain restrictions on their ability to sell the shares of the Company’s common stock, which were issued to them in connection with the Company’s acquisition of substantially all of the assets of Alteva, LLC (the “Alteva Shares”). Effective August 22, 2012, the Company entered into an Agreement for Sale of Shares with all of the parties to the Lock-Up Agreement, except for Mr. Cuthbert (together, the “Selling Holders”), which permitted the Selling Holders to sell all of their Alteva Shares in one or more block trades. The Selling Holders sold all of their Alteva Shares in a block trade on September 21, 2012.

The Amendment increased the price at which Mr. Cuthbert may sell his Alteva Shares to the Company (the “Put”) to $14.68 from the greater of (i) the closing price of the Company’s common stock on the date of exercise of the Put, or (ii) $11.74. The price of the Put equals the per share price the Selling Holders received under the Agreement for Sale of Shares after taking into account the Additional Parent Payment (as such term is defined in the Agreement for Sale of Shares). In addition, the Amendment permits Mr. Cuthbert to exercise the Put for all of his Alteva Shares, not just half, from October 21, 2012 to December 20, 2012.

Also on September 26, 2012, Mr. Cuthbert provided the Company with written notice of his intent to exercise the Put for all of his Alteva Shares on October 21, 2012. Once Mr. Cuthbert exercises the Put, the Company will have no further obligations under the Lock-Up Agreement. The independent directors of the Company’s Board of Directors have reviewed and approved the Amendment.

A copy of the Amendment will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: October 2, 2012	By:	/s/ Duane W. Albro
Duane W. Albro
Chief Executive Officer